Exhibit 99.1

Barnwell Industries Advances Strategic Transformation Through Sale of Remaining Hawaii Development Interests

Transaction Advances Portfolio Simplification, Strengthens Balance Sheet and Enhances Strategic Flexibility

HOUSTON, TX / ACCESS Newswire / August 4, 2026 /Barnwell Industries, Inc. (NYSE American:BRN) today announced that it has entered into a definitive agreement to sell its remaining Hawaii development interests and related project rights. The transaction represents another important step in Barnwell’s strategy to simplify its portfolio, strengthen its balance sheet and redeploy capital toward higher-return opportunities.

Barnwell expects to receive approximately $1.5 million in net cash proceeds from the sale, based on a gross purchase price of $1.77 million, as well as an additional pre-closing distribution of approximately $0.1 million. The transaction is subject to customary closing conditions and is expected to close before the end of the Company’s fiscal year on September 30, 2026.

The definitive agreement provides for the sale of Barnwell’s indirect partnership interests in KKM Makai, LLLP and KD Kona 2013 LLLP, which hold interests in the leases covering the Increment 1 and Increment 2 areas of Lot 4-A at Ka‘upulehu on the Island of Hawaii. The transaction also includes development rights held by Ka‘upulehu Developments (the “Partnership”) in the Increment 2 area. Barnwell expects the limited remaining activities relating to the winding up of the Partnership and its affairs to be completed promptly and at minimal additional cost, likely allowing the Company to complete its exit from Hawaii also by the end of fiscal 2026.

“The Board believes capital should be allocated where it can earn the highest long-term risk-adjusted returns,” said Philip Patman, Jr., Chief Financial Officer and a member of Barnwell’s Board of Directors. “This transaction reflects that philosophy by monetizing a legacy asset whose value we believe is better realized through a sale than continued ownership. We will continue evaluating our portfolio with the same disciplined approach, monetizing assets where appropriate and redeploying capital into higher-return opportunities. Our priorities remain disciplined capital allocation, strategic investments and acquisitions, balance-sheet strength and, where appropriate, returning capital to shareholders.”

“In addition to generating immediate cash proceeds and an additional distribution, this transaction reduces future capital commitments, further simplifies our business and increases our flexibility to redeploy capital into higher-return opportunities,” Patman continued. “Our objective is straightforward: to allocate capital with discipline, improve the quality of our asset base, and create long-term shareholder value.”

The Company continues to simplify its portfolio and evaluate strategic opportunities, including potential business combinations with private operating companies that could benefit from its public-company platform. The Board will pursue only those opportunities it believes offer compelling long-term value creation for its shareholders. There can be no assurance that this review will result in a transaction.

About Barnwell Industries, Inc.

Barnwell Industries, Inc. is a diversified company with operations and interests in energy and related assets. The Company is focused on disciplined capital allocation, operational improvement, strategic repositioning, and maximizing shareholder value.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Barnwell’s strategy, strategic repositioning, liquidity, capital allocation, business prospects, commodity prices, oil and gas asset values, potential future distributions, the potential sale of assets, the Company’s strategic alternatives process, potential merger candidates, possible business combinations or other transactions, and opportunities to generate returns for shareholders.

These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that could cause actual results to differ materially include risks related to commodity price volatility, the timing and outcome of any asset sale process, the Company’s ability to complete any strategic transaction, the availability and terms of potential merger or business combination opportunities, general economic and market conditions, and the other risks described in Barnwell’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Barnwell undertakes no obligation to update any forward-looking statements except as required by law.

Company Contact:
Barnwell Industries, Inc.
24 Greenway Plaza, Suite 1800Q
Houston, Texas 77046
Telephone: (713) 730-7026
Website: www.brninc.com

SOURCE: Barnwell Industries